MINE DEVELOPMENT ASSOCIATES
MINE ENGINEERING SERVICES

[letterhead]



La Teko Resources Ltd.
Registration Statement on Form S-8



Letter of Consent


     Mine Development Associates, Inc., hereby consents to the incorporation by reference into the above referenced registration statement to be filed by La Teko Resources , Ltd., (the "Company") of the resource and reserve study for the True North property near Fairbanks, Alaska, prepared for the Company dated March 10, 1996 as such report is included and discussed in the Company's annual report on form 10-KSB for the fiscal year ended December 31, 1995.

Sincerely,

MINE DEVELOPMENT ASSOCIATES, INC.



/s/ Neil B. Prenn, P.E.
President


January 28, 1997